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                                       EXHIBIT 12
                                APPALACHIAN POWER COMPANY
             Computation of Consolidated Ratio of Earnings to Fixed Charges
                            (in thousands except ratio data)
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                                                                               Year Ended December 31,
                                                                   1995      1996        1997       1998       1999
     Fixed Charges:
       Interest on First Mortgage Bonds. . . . . . . . . . .     $ 80,777    $ 82,082   $ 81,009   $ 72,057  $ 65,697
       Interest on Other Long-term Debt. . . . . . . . . . .       16,404      18,025     28,163     40,642    50,712
       Interest on Short-term Debt . . . . . . . . . . . . .        5,119       3,639      4,569      4,245     5,959
       Miscellaneous Interest Charges. . . . . . . . . . . .        5,323       7,327      6,857     11,470     8,212
       Estimated Interest Element in Lease Rentals . . . . .        7,000       6,600      6,000      5,900     6,100
                                                                 --------     -------     ------   --------  --------

            Total Fixed Charges. . . . . . . . . . . . . . .     $114,623    $117,673   $126,598   $134,314  $136,680
                                                                 ========    ========   ========   ========  ========

     Earnings:
       Net Income. . . . . . . . . . . . . . . . . . . . . .     $115,900    $133,689   $120,514   $ 93,330  $120,492
       Plus Federal Income Taxes . . . . . . . . . . . . . .       53,355      65,801     54,835     43,941    70,950
       Plus State Income Taxes . . . . . . . . . . . . . . .        7,273      10,180      8,109      6,845     5,085
       Plus Fixed Charges (as above) . . . . . . . . . . . .      114,623     117,673    126,598    134,314   136,680
                                                                 --------    --------   --------   --------  --------

            Total Earnings . . . . . . . . . . . . . . . . .     $291,151    $327,343   $310,056   $278,430  $333,207
                                                                 ========    ========   ========   ========  ========

     Ratio of Earnings to Fixed Charges. . . . . . . . . . .         2.54        2.78       2.44       2.07      2.43
                                                                     ====        ====       ====       ====      ====
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